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                                                                  Exhibit 5.1(b)

                              [BAKER & MCKENZIE]

IMC Global Inc.
100 South Saunders Road
Suite 200
Lake Forest, Illinois 60045
United States of America

IMC Global Netherlands B.V.
Strawinskylaan 3105 7hg
1077 ZX Amsterdam
The Netherlands

IMC Dutch Holdings B.V.
Strawinskylaan 3105 7hg
1077 ZX Amsterdam
The Netherlands


June 13, 2003
22129912-000001/KJS/LCD


RE: IMC GLOBAL NETHERLANDS B.V. / IMC DUTCH HOLDINGS B.V. - REGISTRATION
    STATEMENT ON FORM S-4, REGISTRATION NO. 333-71510


Dear Sirs,

We are issuing this opinion letter in our capacity as special legal counsel to
(i) IMC Global Netherlands B.V., a private liability company incorporated under the laws of the Netherlands with its principal offices at Amsterdam, the Netherlands ("IMC GLOBAL NETHERLANDS") and (ii) IMC Global Dutch Holdings B.V., a private liability company incorporated under the laws of the Netherlands with its principal offices at Amsterdam, the Netherlands ("IMC DUTCH HOLDINGS") in connection with the

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proposed registration by IMC Global Inc., a Delaware corporation (the "ISSUER"), and the guarantors (including the Companies as defined below) listed in the Exchange Offer Registration Statement as defined below (such guarantors are hereinafter referred to as the "GUARANTORS"), of the exchange offer of $117,500,000 in aggregate principal amount of the Issuer's 11.250% Senior Notes due 2011, Series B (the "EXCHANGE NOTES") pursuant to a Registration Statement on Form S-4 (Registration No. 333-820626) filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "EXCHANGE OFFER REGISTRATION STATEMENT").

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "GUARANTEES"). The Exchange Notes and the Guarantees are to be issued pursuant to the Ten Year Indenture (as defined below) as amended and supplemented from time to time, dated as of May 17, 2001, between the Issuer, the Guarantors and The Bank of New York, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's 11.250% Senior Notes due 2011 (the "OLD NOTES"), of which $117,500,000 in aggregate principal amount is outstanding.

In arriving at the opinions expressed below, words and expressions defined in the Indenture will, unless otherwise defined herein, have the same meanings when used in this letter.

We have examined and relied on originals or copies of the following documents:

(a)     a draft of the Exchange Offer Registration Statement;

(b) a copy of the Supplemental Indenture, dated 2 August 2001, entered into between IMC Global Inc., IMC Global Netherlands and The Bank of New York, as trustee (the "TRUSTEE") whereby IMC Global Netherlands INTER ALIA, becomes a party to an indenture (the "TEN YEAR INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $300 million of 11.250% Senior Notes due 2011 (the "TEN YEAR NOTES" and together with the Seven Year Notes, the "NOTES") to the Trustee (the "SUPPLEMENTAL INDENTURE I");

(c) a copy of the Supplemental Indenture, dated 1 July 2002, entered into between IMC Global Inc., IMC Dutch Holdings and the Trustee whereby

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        IMC Dutch Holdings, INTER ALIA, becomes a party to an indenture the Ten
        Year Indenture (the "SUPPLEMENTAL INDENTURE II");

(d)     a copy of the Ten Year Indenture;

(e) the Exchange and Registration Rights Agreement, dated 10 December 2002, between, INTER ALIA, IMC Global Inc., the Guarantors and Goldman, Sachs & Co., as representatives of several Purchasers (as defined therein) (the "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT");

(f) an excerpt dated 28 April, 2003 from the Commercial Register of the Chamber of Commerce Amsterdam (the "CHAMBER OF COMMERCE") regarding the registration of IMC Global Netherlands with the Chamber of Commerce under number 34158601, confirmed by telephone on the date hereof to be up-to-date (the "IMC GLOBAL NETHERLANDS EXCERPT");

(g) a copy of the articles of association of IMC Global Netherlands, dated 18 July 2002 which according to the IMC Global Netherlands Excerpt are the current articles of association of IMC Global Netherlands;

(h) an excerpt dated 28 April, 2003 from the Commercial Register of the Chamber of Commerce regarding the registration of IMC Dutch Holdings with the Chamber of Commerce under number 34158601, confirmed by telephone on the date hereof to be up-to-date (the "IMC DUTCH HOLDINGS EXCERPT");

(i) a copy of the articles of association of IMC Dutch Holdings, dated 9 December 2002, which according to the IMC Dutch Holdings Excerpt are the current articles of association of IMC Dutch Holdings;

(j) a written resolution by the board of managing directors (BESTUUR) of IMC Global Netherlands dated 2 August 2001 authorising the execution by IMC Global Netherlands of the Supplemental Indenture I;

(k) the Officer's Certificate, dated 22 August 2001, by the corporate officers of the Company (the "OFFICER'S CERTIFICATE");

(l) consent in lieu of a special meeting of the board of directors of IMC Global Netherlands authorising the execution by IMC Global Netherlands of the

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        Exchange Offer Registration Statement, ratified and confirmed by the sole shareholder of IMC Global Netherlands and IMC USA, Inc.; and

(m) consent in lieu of a special meeting of the board of directors of IMC Dutch Holdings authorising the execution by IMC Dutch Holdings of the Exchange Offer Registration Statement, ratified and confirmed by the sole shareholder of IMC Dutch Holdings and IMC USA, Inc.,

(n) written resolution by the shareholder of IMC Global Dutch Holdings B.V. dated May 30, 2003 authorising the execution by IMC Global Dutch Holdings B.V. of the Supplemental Indenture II; and

(o) written resolution by the board of managing directors (BESTUUR) of IMC Global Dutch Holdings dated May 30, 2003 authorising the execution by IMC Global Dutch Holdings B.V. of the Supplemental Indenture II.

The documents under (a) through (e) above are hereinafter collectively referred to as the "DOCUMENTS" and each individually as a "DOCUMENT". The documents under
(b) through (e) above are hereinafter collectively referred to as the "OPINION DOCUMENTS" and each individually as a "OPINION DOCUMENT". The documents under
(f) through (o) above are together referred to as the "CORPORATE DOCUMENTS".

IMC Global Netherlands and IMC Dutch Holdings are hereinafter collectively referred to as the "COMPANIES" and each individually as a "COMPANY". The Supplemental Indenture I and the Supplemental Indenture II are hereinafter collectively referred to as the "SUPPLEMENTAL INDENTURES".

Except as stated above, we have not examined any documents entered into by or affecting any of the Companies or any corporate records of any of the Companies and have not made any other enquiries concerning any of the Companies.

In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i) the genuineness of all signatures on all documents or on the originals thereof;

(ii) the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents;

(iii) the Exchange Offer Registration Statement will be filed in the form of the draft examined by us;

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(iv)    the accuracy, completeness, validity and binding effect of the Corporate
        Documents and the factual matters certified or evidenced thereby at the date hereof and at any other relevant date;

(v) that nothing in this opinion is affected by the provisions of any law (other than the laws of the Netherlands);

(vi) that none of the Documents and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) are or will result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

(vii) that neither Company has passed a resolution to voluntarily wind-up (LIQUIDEREN), merge (FUSEREN) or de-merge (SPLITSEN) such Company and no petition has been presented nor order made by a court for the bankruptcy (FAILISSEMENT) or moratorium of payment (SURSEANCE VAN BETALING) of any of the Companies and no receiver, trustee, administrator or similar officer has been appointed in respect of any of the Companies or its assets and that no decision has been taken to dissolve (ONTBINDEN) any of the Companies by (i) the Chamber of Commerce by virtue of article 2:19a of the Dutch Civil Code or (ii) the relevant District Court (ARRONDISSEMENTSRECHTBANK) by virtue of article 2:20a of the Dutch Civil Code.

        Although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from the Bankruptcy's Clerk Office (FAILLISSEMENTSGRIFFIE) of the District Court of Amsterdam (being the competent court in view of each of the Company's corporate seat being at Amsterdam) and from the Chamber of Commerce.

(viii) that (a) the Documents have been duly authorised and validly executed and delivered by all parties thereto and (b) under any applicable law other than Dutch law the Documents have been duly executed and delivered by each of the parties thereto;

(ix) each party to the Documents (other than any of the Companies) has been duly incorporated and organised and is validly existing and in good standing

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        (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of their principal place of business and will take, or has taken, all action (corporate or otherwise) required to execute, deliver and perform the Documents;

(x) under the laws of the State of New York to which the Ten Year Indenture, the Exchange and Registration Rights Agreement and the Supplemental Indentures are expressed to be subject and any other applicable law (other than the law of the Netherlands):

        (a) the Ten Year Indenture, the Exchange and Registration Rights Agreement and the Supplemental Indentures constitute and will at all times constitute valid and legally binding obligations (including for the avoidance of doubt the guarantees provided thereunder) of the Companies which are a party thereto), enforceable against such parties (including any of Companies) in accordance with their respective terms;

        (b) the choice of the laws of the State of New York as the governing law of the Ten Year Indenture, the Exchange and Registration Rights Agreement and the Supplemental Indentures is a valid and legally binding selection;

(xi) that the execution of the Documents to which a Company is a party and the performance of the transactions contemplated thereby are in the best corporate interest of such Company and not prejudicial to its creditors (present and future); and

(xii) that none of the managing directors of any of the Companies has a conflict of interest with such Company in respect of any of the Documents or the transactions contemplated thereby that would preclude such managing director from validly representing such Company (or granting a power of attorney in respect of the execution of such Documents on behalf of such Company).

We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Opinion Documents, matters of fact, matters of law (other than the laws of the Netherlands), international law, including, without limitation, the law of the European Union, and tax and anti-

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trust law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below and except to the extent the law of the European Union (other than anti-trust and tax law) has direct force and effect in the Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Opinion Documents.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal consideration as we deem relevant, and subject to the qualifications listed below we are of the opinion that:

1. Each Company is a corporation duly incorporated, organised and validly existing under the laws of the Netherlands as a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) and has the corporate power and capacity to enter into, to execute and to deliver the Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it thereunder.

2. Each Company has the corporate power and capacity to carry on the type of business as described in its articles of association; such business includes the borrowing or granting of loans, as well as the granting of security, to guarantee the obligations of other persons, in any other manner, or to become jointly or severally liable for others (including group companies) (ZICH OP ANDERE WIJZE STERK MAKEN OF ZICH HOOFDELIJK NAAST OF VOOR ANDEREN VERBINDEN (INCLUSIEF GROEPSMAATSCHAPPIJEN).

3.      Each Company is represented by its board of directors (DIRECTIE).

4. The guarantees referred to in Article 10 of the Ten Year Indenture and in Article 10 of the Seven Year Indenture, constitute the valid and legally binding obligations of each of the Companies and are enforceable in accordance with their respective terms.

5. The execution, delivery and performance of the Supplemental Indentures by each Company which it a party thereto has been duly authorised by all requisite corporate action required by its articles of association and by Dutch corporate law.

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The opinions expressed above are subject to the following qualifications:

(i) The choice of the laws of the State of New York as the law governing the Opinion Documents will generally be recognised and applied by the courts of the Netherlands, provided however, that the courts of the Netherlands may give effect to the mandatory rules of the laws of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the contract. In considering whether to give effect to these mandatory rules of such third country, the nature and purpose and the consequences of their application or non-application will be taken into account. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the documents in question.

(ii) The application of a rule of the law of any country that otherwise would govern an agreement (which would also include the Opinion Documents) may be refused by the courts of the Netherlands if such application is manifestly incompatible with the public policy (OPENBARE ORDE) of the Netherlands.

(iii) To the extent that the laws of the Netherlands would apply to the Opinion Documents (a) the courts of the Netherlands may deem applicable in addition to the legal consequences (RECHTSGEVOLGEN) which have been agreed upon by the parties to any of the Documents, upon the execution thereof, such legal consequences which, pursuant to the nature of the Opinion Documents, would result from the law, usual practices or the requirements of reasonableness and fairness (REDELIJKHEID AND BILLIJKHEID), (b) the enforcement of obligations may be limited to the extent that a court may, as a result of general principles of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness and (c) the courts of the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of such contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force, and

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        (d) the courts of the Netherlands may change the effects of a contractual obligation on the basis of abuse of authority (MISBRUIK VAN BEVOEGDHEID). Moreover, enforcement of the documents may be subject to restrictions as a result of lack of consensus ad idem (WILSGEBREKEN) and the legal consequences thereof.

(iv) Any enforcement of the Opinion Documents and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands. Such courts have the power to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment.

(v) Enforcement of obligations before the courts of the Netherlands will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the courts of the Netherlands, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defences such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded. In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (ACTIO PAULIANA) within the meaning of Section 3:45 of the Dutch Civil Code and/or Section 42 et. sec. of the Dutch Bankruptcy Act (FAILLISSEMENTSWET)).

(vi) The terms "legal", "valid", "binding", "obligation" and "enforceable" mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable, however specific performance may not always be granted by Dutch courts.

(vii) The terms "legal", "valid", "binding", "obligation" and "enforceable" mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable, however specific performance may not always be granted by Dutch courts.

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(viii)  All powers of attorney (including, but not limited to, powers of attorney expressed to be irrevocable and all appointments of process or other agents) issued explicitly or by implication terminate by operation of law and without notice upon the bankruptcy (FAILLISSEMENT) of the person issuing any such power of attorney (the "PRINCIPAL").

(ix) Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked insofar as they extend to the performance of legal acts (RECHTSHANDELINGEN) which are in the interest of the attorney appointed under such power of attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

(x) Powers of attorney can only be exercised with the cooperation of the court-appointed administrator (BEWINDVOERDER) in the event the Principal is granted a moratorium of payments (SURSEANCE VAN BETALING).

        Unless otherwise provided therein, any power of attorney terminates by operation of law upon the death of, the commencement of legal guardianship over, the bankruptcy of, or the declaration that a debt settlement arrangement shall apply to, the attorney appointed under such power of attorney or by notice of termination given by such attorney.

        Any appointment of a process agent is subject to the rules set forth in qualifications (vii) through (x).

(xi) Agreements may be amended orally by the parties thereto notwithstanding provisions therein to the contrary.

(xii) The taking of concurrent proceedings in more than one jurisdiction may be disallowed by the courts of the Netherlands, but such courts have the power to stay proceedings if concurrent proceedings are being brought elsewhere; finally, the ability of any party to assume control over another party's proceedings before the courts of the Netherlands may be limited by Dutch rules of civil procedure.

(xiii) Service of process before a Dutch court must be performed in accordance with Dutch law of civil procedure.

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(xiv)   Insofar as the laws of the Netherlands are concerned the courts of the
        Netherlands have the discretion to decrease the amount of the agreed upon damages, indemnities or penalties provided for under the Documents which they regard as manifestly excessive.

(xv) The question whether or not provisions in agreements (including the Documents) which may be invalid or void may be severed from the other provisions thereof in order to save those other provisions (PARTIELE NIETIGHEID) would be determined by Dutch courts at their discretion.

(xvi) Each Company is obliged to comply with all notification and registration requirements of the Dutch Central Bank (DE NEDERLANDSCHE BANK N.V.: hereinafter referred to as "DNB") in connection with payments to be made or received by such Company from non-residents of the Netherlands in accordance with the Reporting Instructions Balance of Payments Reports 2003 (RAPPORTAGEVOORSCHRIFTEN BETALINGSBALANSRAPPORTAGES 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (WET FINANCIELE BETREKKINGEN BUITENLAND 1994), although a failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Opinion Documents or any payment made or to be made thereunder.

(xvii) There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and the Netherlands. Therefore, a final judgement against the Company rendered by any New York State or Federal court sitting in the City of New York State would not be automatically be enforceable in the Netherlands. However, a final judgment obtained in a New York State or Federal court sitting in the City of New York State and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment of obligations of the Company under the Documents expressed to be subject to New York law would generally be upheld and be regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgement in accordance with that judgment by a New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of natural justice, its contents and enforcement do not conflict with Dutch public

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        policy (OPENBARE ORDE) and it has not been rendered in proceedings of a penal or revenu or other public law nature.

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion:

(a) expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands;

(b)     speaks as of the date stated above;

(c) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein;

(d) is furnished to you in connection with the filing of the Exchange Offer Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

The foregoing opinion is limited to the laws of the Netherlands as at present in effect.

This opinion is given by the undersigned, a partner of Baker & McKenzie, Amsterdam and not by or on behalf of any other office or associated firm of Baker & McKenzie. In this opinion the expressions "we", "us", "our" and like expression should be construed accordingly.

Yours sincerely,

/s/ K.J.T. Smit

K.J.T. Smit